Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

NDSSI HOLDINGS, LLC,

NDS SURGICAL IMAGING, INC.,

GSI GROUP, INC.

and

GSI GROUP LIMITED UK

Dated as of January 15, 2013

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of January 15, 2013 by and among (i) NDSSI Holdings, LLC, a Delaware limited liability company (“Holdings”), (ii) NDS Surgical Imaging, Inc., a Delaware corporation (“DOME” and together with Holdings, the “Seller”), (iii) GSI Group, Inc., a corporation organized under the laws of New Brunswick, Canada (“Parent”), and (iv) GSI Group Limited UK, a corporation organized under the laws of the United Kingdom and a wholly-owned subsidiary of Parent (“GSI UK” and together with Parent, the “Buyer Group”).

INTRODUCTION

Holdings owns 100% of the outstanding stock of NDS Surgical Imaging K.K., a Kabushiki-Kaisha (joint stock corporation) organized under the laws of Japan (“KK”). DOME is a wholly-owned subsidiary of Holdings. Together, Holdings and DOME own 100% of the outstanding membership interests of NDS Surgical Imaging, LLC, a Delaware limited liability company (“NDSsi” and together with KK, the “Company”).

The Buyer Group wishes to purchase, and Seller desires to sell, the Purchased Securities (as defined below) on the terms and conditions set forth in this Agreement.

Defined terms and an index of defined terms are set forth in Section 7.14.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE; CLOSING

1.1 Purchase and Sale. Concurrently with the execution and delivery of this Agreement, (a) Holdings and DOME are selling, transferring, assigning and delivering to Parent, and Parent is purchasing from Holdings and DOME, all of their membership interests in NDSsi and (b) Holdings is selling, transferring, assigning and delivering to GSI UK, and GSI UK is purchasing from Holdings, all the outstanding capital stock of KK (collectively, the “Purchased Securities”). The acquisition of the Purchased Securities and the other transactions contemplated herein are sometimes collectively referred to as the “Transactions.”

1.2 Closing. The closing of the Transactions (the “Closing”) will be deemed to have been made, and legal and equitable title to the Purchased Securities will pass to the Buyer Group, as of 11:59 p.m. (Eastern Time) on the date on which the last of the parties executes and delivers this Agreement (the “Closing Date”).

1.3 Payments and Deliveries at Closing.

(a) Payments by Parent. At the Closing, Parent is making or causing to be made the following payments (in an amount, in the aggregate, equal to the Estimated Purchase Price shown on the Estimated Purchase Price Certificate) by wire transfer of immediately available funds:

(i) first, to the respective holders of Closing Indebtedness, the amounts specified in the payoff letters delivered by Seller to Parent pursuant to Section 1.3(c)(v) below; provided that a portion of such payment shall be deemed to have been made in the following manner: Parent shall pay to Holdings an amount equal to the portion of the Closing Indebtedness allocated by NDSsi to DOME for federal income tax purposes as of the Closing Date; Holdings shall contribute to the capital of DOME the amount so allocated; and DOME shall pay to the holders of Closing Indebtedness the amount of such capital contributed to DOME;

(ii) second, to the payees of the Seller’s Expenses in accordance with the bills and wire transfer instructions delivered by Seller to Parent pursuant to Section 1.3(c)(vi) below;

(iii) third, to the Escrow Agent, to be held in escrow in accordance with the terms of the Escrow Agreement, the Escrow Fund;

(iv) fourth, $500,000 to Seller (the “Seller Fund”), which will be held and disbursed by Seller in accordance with Section 1.5; and

(v) fifth, the balance to Seller.

(b) Payment of Sale Bonuses. On the Closing Date, Parent shall cause the Company to pay the Sale Bonuses set forth on the Payment Spreadsheet.

(c) Deliveries by Seller. Concurrently with the execution of this Agreement, Seller is delivering, or causing to be delivered, to Parent the following items:

(i) certificates representing the Purchased Securities, if such securities are certificated, duly endorsed (or accompanied by appropriate transfer powers duly endorsed) in blank by the registered holders thereof for transfer, together with such supporting documents, endorsements, assignments, affidavits and other good and sufficient instruments of sale and transfer, in form and substance satisfactory to Parent and its counsel, as are necessary to permit Parent or GSI UK, as the case may be, (or their respective designees) to acquire the Purchased Securities free and clear of all Liens;

(ii) written resignations of each non-employee director, manager and officer, as applicable, of the Company and the Subsidiaries;

(iii) the Escrow Agreement duly executed by Holdings;

(iv) a spreadsheet, certified as complete and correct by Holdings, setting forth in sufficient detail reasonably acceptable to Parent (A) the Closing Indebtedness, (B) the Seller’s Expenses, (C) the total amount and recipients of Sale Bonuses to be paid on the Closing Date by the Company and (D) the amount payable to Seller on the Closing Date, in each case pursuant to Section 1.3 (the “Payment Spreadsheet”);

(v) copies of the payoff letters and appropriate termination statements under the Uniform Commercial Code and other documents and instruments as may be requested by Parent to extinguish all Closing Indebtedness and all security interests related thereto;

(vi) final bills and wire transfer instructions for the payees of Seller’s Expenses; and

(vii) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by each of Holdings and DOME in form and substance reasonably satisfactory to Parent.

(d) Deliveries by Parent. Concurrently with the execution of this Agreement, Parent is delivering, or causing to be delivered, to Holdings the Escrow Agreement duly executed by Parent.

1.4 Withholding. Parent, Seller and the Company shall be entitled to withhold from payments hereunder such amounts as are required to be withheld under applicable Tax law. The withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholdings were made.

1.5 Seller Fund. Seller shall use the Seller Fund to (a) make any payment required to be made for the account of Seller pursuant to this Agreement and (b) pay Seller’s Expenses not otherwise paid at the Closing (including any Seller’s Expenses incurred after the Closing and all costs and expenses incurred by Seller in connection with this Agreement or any other agreement, document or instrument entered into pursuant to this Agreement including costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement, any agreement, document or instrument entered into pursuant to this Agreement or the transactions contemplated hereby or thereby). The Seller Fund will be held or disbursed, in whole or in part, as determined by Seller; provided, however, that Seller may not distribute any portion of the Seller Fund to the owners of Seller prior to the final determination of the Final Purchase Price. The retention by Seller of any amounts in the Seller Fund shall not be used as evidence that Seller has any liability hereunder.

1.6 Determination of Final Purchase Price.

(a) Initial Determination. Within seventy-five (75) days after the Closing Date, Parent will prepare in good faith and deliver to Holdings a certificate (the “Purchase Price Certificate”) executed by Parent setting forth (i) an itemized listing of the Closing Working Capital, and (ii) Parent’s calculation of the Purchase Price based thereon.

(b) Holdings Right to Dispute. If Holdings delivers written notice (the “Disputed Items Notice”) to Parent within thirty (30) days after receipt by Holdings of the Purchase Price Certificate stating that Holdings objects to any items in the Purchase Price Certificate (the “Disputed Items”), Parent and Holdings will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable. If Holdings does not deliver the Disputed Items Notice to Parent within thirty (30) days after receipt by Holdings of the Purchase Price Certificate, the Purchase Price specified in the Purchase Price Certificate will be presumed to be true and correct in all respects and will be final and binding on the parties.

(c) Arbitration of Disputes. If Parent and Holdings are unable to agree upon the Disputed Items within thirty (30) days after delivery of the Disputed Items Notice, Parent and Holdings will select KPMG LLP or, if such Person is unwilling to serve, an independent, nationally-recognized accounting firm reasonably acceptable to each of them (the “Independent Accounting Firm”) to resolve the Disputed Items. The Independent Accounting Firm shall (i) address only the Disputed Items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party and (ii) re-calculate the Purchase Price, as modified only by the Independent Accounting Firm’s resolution of the Disputed Items. Parent and Holdings will each have the same opportunity to present its position and submit materials regarding the Disputed Items to the Independent Accounting Firm. In resolving any Disputed Items, the Independent Accounting Firm may only use the same accounting methods, practices, policies and principles (including classification and estimation methodologies) used to prepare the Company’s most recent unaudited financial statements referenced in Section 2.6. The Independent Accounting Firm will make a written determination of each Disputed Item within forty-five (45) days after being selected and such determination will be final and binding on the parties. The fees, costs and expenses of the Independent Accounting Firm will be allocated to and borne by Parent and Holdings based on the inverse of the percentage that the Independent Accounting Firm’s determination of the Disputed Items bears to the total value of the Disputed Items originally submitted to the Independent Accounting Firm. For example, should the value of the Disputed Items total $1,000, and should the Independent Accounting Firm award $700 in favor of Parent’s position, then 70% of the aggregate costs of the Independent Accounting Firm would be borne by Holdings and 30% would be borne by Parent.

(d) Payment. At such time as the Purchase Price is finally determined, either (i) if the Final Purchase Price exceeds the Estimated Purchase Price by more than $150,000, Parent shall pay or cause to be paid to Holdings an aggregate amount equal to the excess of the Final Purchase Price over the Estimated Purchase Price, (ii) if the Estimated Purchase Price exceeds the Final Purchase Price by more than $150,000, Seller shall cause to be paid to Parent an aggregate amount equal to the excess of the Estimated Purchase Price over the Final Purchase Price, which payment shall be made from the Seller Fund and, if the Seller Fund is exhausted, from the Escrow Fund or (iii) if the Final Purchase Price is within $150,000 of the Estimated Purchase Price, no payment will be made under this Section 1.6.

(e) Access to Information. If reasonably requested by Holdings in connection with the determination of the Purchase Price or any dispute relating thereto, Parent, the Company and the Subsidiaries shall permit Holdings and its accountants, lawyers and representatives access, upon reasonable notice and during normal business hours, to (i) the books and records of Parent, the Company and the Subsidiaries and shall be allowed to make copies of such books and records and (ii) key management employees of Parent, the Company and the Subsidiaries. The rights of Seller under this Agreement shall not be prejudiced by the failure of Parent, the Company or any of the Subsidiaries to comply with this Section 1.6.

(f) No Effect on Other Provisions. No adjustment to the Closing Working Capital pursuant to this Section 1.6 shall be considered a breach of any representation, warranty or other provision of this Agreement or any document made available or delivered pursuant to this Agreement. Parent shall not make any claim in respect of the determination of the Closing Working Capital other than in accordance with this Section 1.6.

(g) Parent’s Failure to Deliver Purchase Price Certificate. If, for any reason, Parent fails to deliver the Purchase Price Certificate within the time period required by Section 1.6(a), the Estimated Purchase Price Certificate delivered by Holdings to Parent prior to the Closing shall be considered for all purposes of this Agreement as being the “Purchase Price Certificate” delivered by Parent pursuant to such section and Holdings shall have all of its rights under this Section 1.6 with respect thereto, including without limitation, the right to dispute the calculations set forth therein in accordance with the provisions of this Section 1.6.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer Group that each of the statements contained in this Article II is true and correct. Except for the representations and warranties expressly set forth in this Article II, the Company makes no other representation or warranty (either express or implied).

2.1 Organization, Power and Standing. NDSsi is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. KK is a Kabushiki-Kaisha duly organized, validly existing and (to the extent applicable) in good standing under the laws of Japan. Each of NDSsi and KK has, as applicable, full limited liability company or corporate power to own, lease and operate its properties and to carry on its business as it is now conducted. The copies of the certificate of formation or incorporation and by-laws or operating agreement of each of NDSsi and KK, each as amended to date (the “Organizational Documents”), that have been made available to Parent are complete and correct copies thereof.

2.2 Subsidiaries. Except as set forth on Schedule 2.2, neither NDSsi nor KK has any subsidiaries nor, directly or indirectly, own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization. The entities indicated on such Schedule as subsidiaries are referred to herein as the “Subsidiaries” and each as a “Subsidiary.” The record owners of all of the issued and outstanding equity securities of each of the Subsidiaries are as set forth on Schedule 2.2. Such equity securities are duly authorized, validly issued and fully paid. Each Subsidiary is duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of organization, as set forth on Schedule 2.2. Each of the Subsidiaries has the organizational power to own, lease and/or operate its properties and to carry on its business as it is now conducted. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any Subsidiary to issue any of its equity securities to any Person. There are no outstanding stock appreciation, phantom stock or profit participation rights with respect to any Subsidiary.

2.3 Foreign Qualifications. Schedule 2.3 sets forth a complete and accurate list of all jurisdictions in which NDSsi, KK and the Subsidiaries are qualified to do business as a foreign entity. There are no other jurisdictions in which the Company or any Subsidiary must qualify to do business as a foreign entity, except for any jurisdiction(s) in which the failure to so qualify would not be materially adverse to the Company and the Subsidiaries taken as a whole.

2.4 No-Conflict; Required Consents and Approvals. Except as set forth on Schedule 2.4, Seller’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents contemplated hereby will not result in any violation of, conflict with or constitute a default under (a) the Organizational Documents, (b) any Material Contract, (c) any Authorization, or (d) any Legal Requirement, except in the case of clauses (b)–(d) for such violations, conflicts or defaults which would not be materially adverse to the Company and the Subsidiaries taken as a whole. Except as set forth on Schedule 2.4, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to a Material Contract is required for or in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions by Seller, except for those which, if not obtained, would not be materially adverse to the Company and the Subsidiaries taken as a whole.

2.5 Capitalization. Schedule 2.5 sets forth a complete and accurate list of the Purchased Securities and the registered holders of the Purchased Securities. The Purchased Securities are duly authorized, validly issued and fully paid. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate NDSsi or KK to issue any additional equity securities. The offer, issuance and sale of all Purchased Securities complied in all material respects with all applicable securities laws and preemptive rights. Except as set forth on Schedule 2.5, there are no agreements to which NDSsi or KK is a party relating to the acquisition, disposition, voting or registration of any Purchased Securities. There are no outstanding equity appreciation, phantom equity or profit participation rights with respect to the equity securities of the Company.

2.6 Financial Statements. The Company has made available to Parent (a) audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2011 and December 31, 2010 and audited consolidated statements of operations and retained earnings and cash flows for the fiscal years then ended and (b) an unaudited consolidated balance sheet of the Company and the Subsidiaries as at November 30, 2012 and unaudited consolidated statements of operations and cash flows for the period then ended. Such financial statements and the notes thereto, if any, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries for the periods then ended in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise stated therein or, in the case of unaudited financial statements, for the omission of footnotes and subject to year-end adjustments which are not material individually or in the aggregate).

2.7 No Material Adverse Change. Since the date of the most recent financial statements referenced in Section 2.6, except as set forth on Schedule 2.7 and except for the Transactions, (a) the Company and the Subsidiaries have conducted their business in the ordinary course of business consistent with past practice; (b) no Lien has been placed upon any of the Company’s or any Subsidiary’s assets, other than Permitted Liens; (c) the Company has not declared any dividend or distribution or redeemed any of its equity securities (other than Tax distributions under the limited liability company agreement of NDSsi); (d) neither the Company nor any Subsidiary has acquired or disposed of any material assets, except in the ordinary course of business; (e) there has been no damage, destruction or casualty loss (other than those fully covered by insurance) with respect to any of the assets or properties of the Company or any Subsidiary that, individually or in the aggregate, exceeds $75,000; (f) neither the Company nor any Subsidiary has made any change in the compensation paid or payable to any officer or senior management employee other than in the ordinary course of business; (g) neither the Company nor any Subsidiary has cancelled or waived any claims with a potential value in excess of $75,000, other than in the ordinary course of business; (h) neither the Company nor any Subsidiary has (1) made any material change in the Tax reporting or accounting principles, practices or policies, including with respect to (A) depreciation or amortization policies or rates or (B) the payment of accounts payable or the collection of accounts receivable; (2) settled or compromised any material Tax liability; (3) made, changed or rescinded any material Tax election; (4) surrendered any material right in respect of Taxes; or (5) amended any material Tax Return, in each case, except as required by law; and (i) neither the Company nor any Subsidiary has agreed to do any of the foregoing. Since the date of the most recent unaudited financial statements referenced in Section 2.6, there has been no event or circumstance relating specifically to the Company or any Subsidiary that has caused a Company Material Adverse Effect.

2.8 Material Contracts. Schedule 2.8 sets forth a list of all of the following contracts and agreements for the Company and the Subsidiaries:

(a) all contracts or leases, and guarantees of contracts or leases, with respect to which the Company or any Subsidiary has a stated obligation or expected payments of more than $100,000 within the period from the date of this Agreement through December 31, 2013, other than purchase orders entered into in the ordinary course of business;

(b) contracts relating to Closing Indebtedness, the borrowing of money, the guaranty by the Company or any Subsidiary of any obligation for the borrowing of money or any capital lease;

(c) contracts under which the amount payable by the Company or any Subsidiary is dependent on the revenue, income or other similar measure of the Company, any Subsidiary or any other Person and the expected payments by the Company or such Subsidiary thereunder is expected to exceed $100,000 within the period from the date of this Agreement through December 31, 2013;

(d) agreements with any non-compete, exclusivity or “most favored nation” provision that restricts the ability of the Company or any Subsidiary to conduct business in any material respect;

(e) employment agreements that contemplate payments by the Company or any Subsidiary in excess of $100,000 per annum (excluding statutory employment agreements required by any foreign Legal Requirement below $150,000 per annum);

(f) contracts with any labor union or association relating to current employees of the Company or any Subsidiary, or collective bargaining agreements;

(g) contracts with any Affiliate of the Company;

(h) material original equipment manufacturer, supply, distribution or reseller agreements;

(i) material research and development agreements;

(j) contracts with Governmental Authorities or state corporations, involving a stated obligation or expected payments of more than $100,000;

(k) material strategic alliance, partnership or joint venture agreements;

(l) contracts with any Material Customer;

(m) contracts with any Material Vendor;

(n) contracts providing for consultation services in excess of $100,000 per annum;

(o) material contracts for which the Company or any Subsidiary is the recipient or grantor of a license or sublicense (of any tier) of any Intellectual Property, except licenses to software that is generally commercially available (the “IP Licenses”);

(p) all Leases;

(q) contracts involving the purchase, storage or disposal of Hazardous Substances; and

(r) contracts involving the government of or performance in a foreign state against which the United States now has or has maintained within the last five (5) years trade sanctions or travel restrictions or which the United States has listed as a terrorist state.

All of the foregoing contracts are sometimes collectively referred to herein as the “Material Contracts.” The Company has made available to Parent true and correct copies of all Material Contracts. The Company or such Subsidiary, as the case may be, and to the knowledge of the Company, each other party thereto has performed all material obligations required thereunder. Neither the Company nor any of the Subsidiaries is in default in any material respect of any Material Contract. To the knowledge of the Company, no third party is in default in any material respect of any Material Contract. Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement nor the consummation of the Transactions will afford any other party to a Material Contract the right to terminate such Material Contract.

2.9 Real Property.

(a) Neither the Company nor any of the Subsidiaries owns any real property.

(b) Schedule 2.9 describes each interest in real property leased by the Company and the Subsidiaries, including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased (each, a “Lease”). The

Company and the Subsidiaries have not (i) received any written notice from any lessor asserting the existence of a default under any such Lease, (ii) been informed in writing that the lessor under any such Lease has taken action or, to the knowledge of Company, threatened to terminate the Lease before the expiration date specified in the Lease or (iii) received any written notice from a Governmental Authority asserting an intent to take the property through the power of eminent domain. There has been no fire or other material casualty involving any such property. Except as set forth on Schedule 2.9, neither the Company nor any Subsidiary subleases any leased real property to any Person other than to the Company or a Subsidiary.

2.10 Personal Property. The Company and each of the Subsidiaries has good title to or a valid leasehold, license or other similar interest in its tangible personal property, free and clear of all Liens, except for Permitted Liens. The tangible personal property of the Company and the Subsidiaries, taken as a whole, is in good operating condition and repair, and none of such tangible personal property is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs. The tangible personal property of the Company and the Subsidiaries is, taken as a whole, sufficient in all material respects for the continued conduct of the business of the Company and the Subsidiaries as the same is conducted on the date of this Agreement, normal wear and tear and maintenance in the ordinary course of business excepted.

2.11 Intellectual Property.

(a) Schedule 2.11(a) sets forth a true and complete list of all of the registered Intellectual Property owned by the Company and the Subsidiaries, including the patents, registered trademarks, registered service marks, registered copyrights, registered domain names, and applications for any of the foregoing (“Registered Intellectual Property”).

(b) [Intentionally Omitted]

(c) There is no Intellectual Property used by the Company or the Subsidiaries in connection with their business that is owned by an Affiliate of the Company (other than a Subsidiary).

(d) Except as set forth on Schedule 2.11(d), the Company or one or more of the Subsidiaries (i) own and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all of Intellectual Property required to be set forth on Schedule 2.11(a) and all material unregistered trademarks and unregistered service marks owned by the Company and its Subsidiaries and used in connection with their business and (ii) to the knowledge of the Company, own or have the right to use all Intellectual Property that is material to the operation of the business of the Company and the Subsidiaries as currently conducted (the Intellectual Property described in clauses (i) and (ii), the “Company Intellectual Property”).

(e) Except as set forth on Schedule 2.11(e), all necessary registration, maintenance and renewal fees currently due in connection with Registered Intellectual Property have been made. All necessary documents, recordations and certificates in connection with Registered Intellectual Property have been filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property registered in such jurisdiction.

(f) The Company has made available to Parent true and correct copies of all IP Licenses. The Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto has performed all material obligations required under the IP Licenses. Neither the Company nor any of the Subsidiaries is in default in any material respect of any IP License. To the knowledge of the Company, no third party is in default in any material respect of any IP License. Except as set forth on Schedule 2.11(f), the Company and the Subsidiaries have not granted any exclusive license with respect to, or authorized the retention of any exclusive rights in or joint ownership of, any Intellectual Property owned by the Company or the Subsidiaries.

(g) Except as set forth on Schedule 2.11(g), to the knowledge of the Company (i) neither the Company nor any Subsidiary is violating, infringing or misappropriating any Intellectual Property of any other Person and (ii) no third party is violating, infringing or misappropriating any Company Intellectual Property owned by the Company or any Subsidiary. Except as set forth on Schedule 2.11(g), since January 1, 2010, neither the Company nor any Subsidiary has received any written notice from any Person claiming any violation, infringement or misappropriation by the Company or any Subsidiary of another Person’s Intellectual Property rights (including any demands or unsolicited “offers” to license Intellectual Property from another Person). Except as set forth on Schedule 2.11(g), no written claims are pending or, to the Company’s knowledge, threatened, against the Company or any Subsidiary by any Person regarding the use or ownership of any Company Intellectual Property, or challenging or questioning the validity or enforceability of any Company Intellectual Property.

(h) Neither Seller’s execution, delivery or performance of this Agreement nor their consummation of the Transactions will result in: (i) the Company or the Subsidiaries granting to any person (other than to Parent and/or GSI UK) any right to or with respect to any Intellectual Property owned by, or licensed to, either the Company or the Subsidiaries, (ii) the Company or the Subsidiaries being bound by, or subject to, any non-competition or other material restriction on the operation or scope of their respective businesses, or (iii) the Company or the Subsidiaries being obligated to pay any royalties or other material amounts to any person in excess of those payable by either of them, respectively, in the absence of this Agreement or the Transactions.

(i) Neither Seller’s execution, delivery or performance of this Agreement nor its consummation of the Transactions will materially impair the rights of Company or the Subsidiaries to use, own, or license any Intellectual Property owned by the Company or the Subsidiaries, including but not limited to by reason of termination or breach of any Material Contract. Except as disclosed in Schedule 2.11(i), there are no royalties, fees, honoraria or other payments payable by the Company or the Subsidiaries to any person by reason of the ownership, development, use, license, sale or disposition of Intellectual Property owned by the Company or the Subsidiaries, other than salaries, sales commissions and other forms of compensation paid to employees and sales agents in the ordinary course of business or payments for off-the-shelf software in the ordinary course of business.

(j) The Company and the Subsidiaries have taken commercially reasonable steps to prevent the unauthorized disclosure or use of its material trade secrets and confidential information.

(k) The Company and the Subsidiaries have, and use reasonable efforts to enforce, a policy requiring each employee to execute proprietary information, confidentiality and assignment agreements substantially in the form provided to Parent. To the knowledge of the Company, no employee or former employee of the Company or any of its Subsidiaries engaged in the business is, as a result of or in the course of such employee’s engagement, in default or breach of any material term of his or her employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to confidentiality or protection of trade secrets with the Company or any Subsidiary.

(l) Except as set forth on Schedule 2.11(l), to the knowledge of the Company, none of the proprietary software owned by the Company or any Subsidiary incorporates, is combined with or distributed with any open source, community source, shareware, freeware or other code that would result in such software being covered by the GNU General Public License or any other similar licensing regime that, in each case, would require the Company to take any of the following actions: (i) disclose and distribute its own source code, (ii) license its software for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Company Intellectual Property owned by the Company or (iv) distribute its software at no or minimal charge.

(m) To the knowledge of the Company, no technology or Software owned or distributed by the Company or the Subsidiaries (collectively, “Company Technology”) contains any virus, worm, trojan horse, other material known contaminant, bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Technology.

2.12 No Material Undisclosed Liabilities. Except as set forth on Schedule 2.12 or in the most recent unaudited financial statements referenced in Section 2.6, (a) neither the Company nor any Subsidiary has any material liability, whether absolute, contingent, accrued or otherwise, that is required by GAAP to be disclosed, reflected or reserved against on the Company’s financial statements, other than liabilities that were incurred in the ordinary course of business since the most recent financial statements referenced in Section 2.6; and (b) to the knowledge of the Company, neither the Company nor any Subsidiary has any material liability, whether absolute, contingent, accrued or otherwise, that is not required by GAAP to be disclosed, reflected or reserved against on the Company’s financial statements, other than (i) obligations for future performance under any Benefit Plan, Material Contract or other contract to which the Company or any Subsidiary is a party; (ii) liabilities that will be included in the computation of Closing Working Capital, Closing Indebtedness or the Purchase Price; (iii) the Seller’s Expenses; (iv) any liabilities incurred by or for the account of Parent or any of its Affiliates; (v) any intercompany liabilities among the Company and the Subsidiaries incurred in the ordinary course of business or that are listed on Schedule 2.12(b)(v); and (vii) the total of all other liabilities of the Company and the Subsidiaries that are, in the aggregate, less than $250,000.

2.13 Customers and Vendors. Schedule 2.13 hereto sets forth a list of (a) the ten (10) largest customers of the Company (on a consolidated basis) measured by dollar value of gross sales to such customer for the twelve-month period ended September 30, 2012 (collectively, the “Material Customers”) and (b) the top ten (10) vendors based on the aggregate dollar amount of purchases of vendor product by the Company (on a consolidated basis) during such period (collectively, the “Material Vendors”). Except as set forth on Schedule 2.13, neither the Company nor any Subsidiary (i) has received any written notice or, to the knowledge of the Company, any threat that any Material Customer has ceased, or intends to cease, to use the goods or services of the Company or any Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or any Subsidiary; (ii) has received any written notice or, to the knowledge of the Company, any threat that any Material Vendor has ceased, or intends to cease, to supply goods or services to the Company or any Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or any Subsidiary or (iii) is involved in any material claim, dispute or controversy with any Material Customer or Material Vendor.

2.14 Compliance with Legal Requirements.

(a) Except as set forth on Schedule 2.14:

(i) the Company and the Subsidiaries comply, and have complied since January 1, 2010, in all material respects with all applicable Legal Requirements;

(ii) the Company and the Subsidiaries have timely filed, since January 1, 2010, in all material respects all material reports, data and other information required under applicable Legal Requirements;

(iii) since January 1, 2010, neither the Company nor any Subsidiary has received any written notice from any Governmental Authority of adverse inspection, finding of deficiency, finding of non-compliance, regulatory or warning letter, safety alert, mandatory or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action with respect to any of its products or services, in each case that remains unresolved;

(iv) neither the Company nor any of the Subsidiaries has made any material false statements on, or omissions from, any notifications, applications, approvals, reports and other submissions to any Governmental Authority;

(v) neither the Company nor any Subsidiary has any ongoing reporting or monetary obligations pursuant to any settlement agreement entered into with any Governmental Authority;

(vi) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any of their officers, directors, agents or employees has, in the context of operating the Company’s or any Subsidiary’s business, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder in any material respect; and

(vii) the Company and the Subsidiaries have conducted their export transactions in material compliance with all applicable U.S. export and re-export controls and all other applicable import and export controls in those countries in which the Company or any Subsidiary conducts business.

(b) Notwithstanding anything to the contrary in this Agreement, Section 2.14(a) shall not apply to the Company’s or the Subsidiaries’ compliance with Legal Requirements relating to (i) Taxes, as to which only Section 2.16 applies, (ii) Benefit Plans, as to which only Section 2.19 applies, (iii) Environmental Laws, as to which only Section 2.20 applies, or (iv) FDA Compliance, as to which only Section 2.25 applies.

2.15 Licenses and Permits. Schedule 2.15 hereto sets forth a list of all licenses, permits and authorizations of Governmental Authorities held by the Company or any Subsidiary that are material to the business of the Company and the Subsidiaries, taken as a whole, as it is currently conducted (except for licenses, permits and authorizations relating to Environmental Laws, as to which only Section 2.20 applies) (collectively, the “Authorizations”). The Authorizations are in full force and effect. The Company and each of the Subsidiaries complies in all material respects with the Authorizations. To the knowledge of the Company, no Governmental Authority has threatened the suspension or cancellation of any Authorization.

2.16 Taxes.

(a) For purposes of this Agreement, the following definitions shall apply:

“Code” means the Internal Revenue Code of 1986, as amended.

“Tax” or “Taxes” means all taxes, levies, assessments and similar governmental fees or charges in the nature of taxes assessed or imposed by any Governmental Authority or any under any applicable Tax law, including foreign, federal, state, local or other income, alternative or add-on minimum, gross receipts, capital, goods and services, sales, use, consumption, excise, severance, stamp, occupation, premium, ad valorem, value-added, business, real property, personal property, environmental, windfall profit, transfer, franchise, profits, license, withholding, payroll, employer health taxes, customs, import, duties, pension plan contributions, employment insurance premiums, and workers’ compensation payments, together with any interest, penalty, addition to tax or additional amount, whether disputed or not.

“Tax Returns” means all reports, statements, forms, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules, supplements or attachments attached to or amendments of (including refund claims with respect to) any of the foregoing.

(b) Except as set forth on Schedule 2.16(b) hereto: (i) all Tax Returns required to be filed by or on behalf of the Company or any of the Subsidiaries have been duly filed on a timely basis; (ii) such Tax Returns are true and correct in all material respects; (iii) all Taxes owed by the Company or any of the Subsidiaries whether or not stated as due on such Tax Returns have been timely paid or will be timely paid to the appropriate taxing authority prior to the Closing, except to the extent such Taxes are included in the calculation of the Closing Working Capital; (iv) neither the Company nor any Subsidiary (A) has ever been audited, (B) received notice of initiation of any audit or investigation by any taxing authority for any taxable period for which the statute of limitations for assessment of Taxes remains open, (C) has ever extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (D) is currently the beneficiary of any extension of time within which to file any Tax Return, (E) has agreed to or is required to make any adjustment under Section 263A of the Code (as a result of the Transactions or otherwise), (F) has ever made any payments, is obligated to make any payments, or is a party to any agreement or arrangement that under certain circumstances would obligate it to make any payments that may not be deductible under Section 280G, 404 or 162(m) of the Code or has outstanding any capital stock that is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, or (G) is a party to any Tax allocation, indemnity or sharing agreement, arrangement or contract with respect to Taxes; (v) all Taxes which the Company and each Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and timely paid to the proper Governmental Authority or third party; and (vi) each of Holdings and DOME is a “United States person” as such term is used in Section 1445 of the Code, and neither the Company nor any of the Subsidiaries has been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(c) Each “nonqualified deferred compensation plan” of the Company and the Subsidiaries (as defined under Section 409A of the Code) has at all relevant times complied in all material respects with the applicable document requirements of, and been operated in material compliance with, Section 409A of the Code.

(d) Neither the Company nor any Subsidiary has engaged or participated in a transaction that is the same as or substantially similar to one of the types of listed transactions or “prohibited reportable transactions” set forth in Section 6707A or Section 4965(e) of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(e) There are no Liens for Taxes upon the assets or properties of the Company or any Subsidiary other than Permitted Liens. Neither the Company nor any Subsidiary has been a member of an affiliated, consolidated, combined or unitary group or participated in any other arrangement whereby any income, revenues, receipts, gain or loss was determined or taken into account for Tax purposes with reference to or in conjunction with any income, revenues, receipts, gain, loss, asset or liability of any other Person other than a group of which the Company was the parent. Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company or such Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any Subsidiary has received written notice of any claim by a Governmental Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that Governmental Authority. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) as a result of any intercompany transactions or any excess loss account described in Section 1.1502-19 of the Treasury Regulations (or any similar provision of state, local or foreign Law), (iv) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (v) as a result of any prepaid amount received on or prior to the Closing Date other than as set forth in the financial statements referenced in Section 2.6 or (vi) as a result of any election under Section 108(i) of the Code with respect to the discharge of any indebtedness on or prior to the Closing Date. Neither the Company nor any Subsidiary has distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(f) For Federal income Tax purposes, NDSsi is classified as a partnership, KK is classified as a C corporation, NDS Surgical Holdings, BV is classified as a C corporation, and NDS Surgical Imaging BV is classified as a C corporation.

2.17 Litigation. Except as set forth on Schedule 2.17, there is no action, arbitration, litigation or proceeding (each, a “Legal Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary.

2.18 Employees.

(a) Neither the Company nor the Subsidiaries is a party to or subject to any collective bargaining agreements. Except as set forth on Schedule 2.18(a), (i) no labor union or other collective bargaining unit represents or claims to represent any of the Company’s or any Subsidiary’s employees, (ii) to the knowledge of the Company, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s or any Subsidiary’s employees, (iii) there is no picketing, pending or, to the knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees, pending or, to the knowledge of the Company, threatened, (iv) there are no proceedings against the Company or any Subsidiary, pending, or to the knowledge of the Company, threatened which could be brought or filed, with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment, or failure to employ by the Company or any Subsidiary, of any individual, (v) the Company and the Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages, hours, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, and (vi) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any Subsidiary within the six (6) months prior to the Closing Date.

(b) Schedule 2.18(b) sets forth a true and complete list of (i) each employee of the Company or any Subsidiary whose total compensation for 2012 exceeded $150,000 and (ii) for each such employee, their employer, location, title, date of hire, active or inactive status, current annual base salary or hourly wage compensation and total compensation (including incentive or bonus compensation) paid in 2012.

(c) Neither the Company nor any of the Subsidiaries is subject to, or required to comply with, the Social and Economic Council Merger Regulation (SER-besluit Fusiegedragsregels 2000) or the Works Councils Act (Wet op de Ondernemingsraden). Neither NDS Surgical Holdings, BV nor NDS Surgical Imaging BV has a works council in place.

(d) Neither Seller’s execution, delivery and performance of this Agreement nor its consummation of the Transactions, requires the consent, approval, or authorization of any employees of the Company or any of the Subsidiaries (including NDS Surgical Holdings, BV nor NDS Surgical Imaging BV) under any employment contracts between such employees and the Company or any of the Subsidiaries.

2.19 ERISA; Compensation; Benefit Plans.

(a) Schedule 2.19(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) all other severance pay, salary continuation, employment, consulting, bonus, incentive, stock option, equity-based award, retirement, pension, welfare, profit sharing or deferred compensation plans, programs, funds, or arrangements of any kind; and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements and any trust, escrow, or similar agreement related thereto in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of the Company or the Subsidiaries (each, a “Plan”) that are sponsored or maintained by the Company or the Subsidiaries or with respect to which the Company or the Subsidiaries have any liability, with the exception of any Foreign Plan (all of the above being hereinafter individually or collectively referred to as a “Benefit Plan” or “Benefit Plans,” respectively). Schedule 2.19(a) separately designates the Benefit Plans that are not sponsored or maintained by the Company or any Subsidiary.

(b) With respect to each Benefit Plan, the Company has made available to Parent true and complete copies of: (i) all plan documents for each Benefit Plan or, in the case of an unwritten Benefit Plan, a written description thereof; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the three most recent annual reports, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the Internal Revenue Service, if applicable (the “IRS”); (vi) all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Benefit Plan; and (vii) all material correspondence relating to any Benefit Plan between the Company or any member of the Controlled Group or its representatives and any government agency or regulatory body with respect to any issue that remains unresolved or with respect to which the Company or a Subsidiary has or is reasonably expected to incur ongoing obligations.

(c) Each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that would reasonably be expected to give the IRS grounds to revoke such determination.

(d) With respect to each Benefit Plan: (i) such Benefit Plan has been administered and enforced in accordance materially with its terms and any related documents or agreements and in compliance with all applicable Legal Requirements, in each case, in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which the Company or any Subsidiary or any Benefit Plan is liable; (iii) no disputes (excluding claims in the ordinary course of business) nor any audits or investigations by any Governmental Authority are pending or, to the knowledge of the Company, threatened; and (iv) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Subsidiary or any Benefit Plan is liable.

(e) The consummation of the Transactions will not (i) accelerate the time of payment or vesting under any Benefit Plan, or (ii) increase the amount of compensation or benefits due to any individual under any Benefit Plan.

(f) None of the Benefit Plans are, and neither the Company nor any member of the Controlled Group currently has, and at no time in the past has had, an obligation to contribute to: (i) a “defined benefit plan” as defined in Section 3(35) of ERISA; (ii) a plan subject to Title VI of ERISA or Section 412 of the Code; (iii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iv) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (v) any “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code); or (vi) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). Neither the Company nor any member of the Controlled Group has incurred or is reasonably expected to incur any liability under Title IV of ERISA.

(g) With respect to each group health plan benefiting any current or former employee of the Company or any member of the Controlled Group that is subject to Section 4980B of the Code, the Company or any member of the Controlled Group has complied materially with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h) All (i) insurance premiums required to be paid with respect to; (ii) benefits, expenses, and other amounts due and payable under; and (iii) contributions, transfers, or payments required to be made to, any Benefit Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(i) No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law or (ii) death or retirement benefits under any Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(j) Neither the Company nor any member of the Controlled Group has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company or any member of the Controlled Group other than the Benefit Plans, or to make any amendments to any of the Benefits Plans.

(k) The Company, or any member of the Controlled Group, as applicable, has reserved all rights necessary to amend or terminate each of the Benefit Plans (excluding individual agreements with any current or former employee set forth on Schedule 2.19(k)) without consent of any other Person.

(l) No Benefit Plan provides benefits to any individual who is not a current or former employee of the Company or any member of the Controlled Group, or the dependents or other beneficiaries of any such current or former employee.

(m) The Company and each Subsidiary has classified all individuals who perform services for it correctly, in accordance with the terms of each Benefit Plan and ERISA, the Code, the Fair Labor Standards Act and all other applicable Legal Requirements, as employees, independent contractors or leased employees, and neither the Company nor any Subsidiary has received written notice to the contrary from any Person or Governmental Authority.

(n) The term “Foreign Plan” shall mean any Plan that is maintained outside of the United States. Schedule 2.19(n) sets forth a complete list of all material Foreign Plans. Each Foreign Plan complies with all applicable Legal Requirements (including, without limitation, applicable Legal Requirements regarding the form, funding and operation of the Foreign Plan) in all material respects. All material contributions required to have been made to all Foreign Plans as of the Closing Date will have been made as of the Closing Date. There are no material proceedings pending or, to the knowledge of the Company, threatened with respect to the Foreign Plans (other than routine claims for benefits). There has not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable Legal Requirements with respect to any Foreign Plan which would have a material adverse effect on (i) any Foreign Plan or (ii) the condition of the Company or any Subsidiary.

2.20 Environmental Laws.

(a) For purposes of this Agreement, the following definitions shall apply:

(i) “Environment” shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

(ii) “Environmental Claim” shall mean any litigation, proceeding, order, directive, summons, complaint, citation or notice of violation from any Governmental Authority relating to Environmental Laws or Hazardous Substances.

(iii) “Environmental Laws” shall mean all foreign, federal, state and local statutes, regulations, rules and ordinances relating to pollution, Hazardous Substances or the release or discharge of materials into the Environment.

(iv) “Hazardous Substances” shall mean any substance that is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law and includes, without limitation, petroleum, crude oil or any fraction thereof.

(b) Except as set forth on Schedule 2.20(b):

(i) the operations of the Company and the Subsidiaries comply, and have complied since January 1, 2010, in all material respects with all applicable Environmental Laws;

(ii) the use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances by the Company and the Subsidiaries comply, and have complied since January 1, 2010, in all material respects with all applicable Environmental Laws and have occurred in a manner reasonably expected not to incur any material liability to the Company or the Subsidiaries under any Environmental Law;

(iii) the Company and each Subsidiary has obtained all material permits, licenses and authorizations required under applicable Environmental Laws, and the operations of the Company and the Subsidiaries comply, and have complied since January 1, 2010, in all material respects with the terms and conditions of such required permits, licenses and authorizations; and

(iv) there are no pending or, to the knowledge of the Company, threatened material Environmental Claims against the Company or any Subsidiary.

2.21 Insurance. The Company and the Subsidiaries are currently insured under the insurance policies listed on Schedule 2.21. The Company and the Subsidiaries comply in all material respects with the terms and provisions of such insurance policies. Except as set forth on Schedule 2.21, there are no material claims pending under any such insurance policy as to which the respective insurers have denied coverage. All premiums due to date under such policies have been paid.

2.22 Warranty Claims. There are no material written claims pending against the Company or any Subsidiary alleging any material defects in the Company’s or any Subsidiary’s products, or alleging any material failure of the products of the Company or any Subsidiary to meet published specifications. There have been no product recalls by the Company or any Subsidiary. The Company’s products are free from material defects and perform in all material respects in accordance with all applicable warranties and contractual commitments.

2.23 Affiliate Transactions. Except for employment relationships and the payment of compensation and benefits in the ordinary course of business and except as otherwise set forth on Schedule 2.23, neither the Company nor any Subsidiary is a party to any material agreement or contract with any officer, manager or Affiliate of the Company.

2.24 Brokers. Except as set forth on Schedule 2.24, neither the Company nor any Subsidiary has dealt with any broker, finder or similar agent with respect to the Transactions, and the Company and the Subsidiaries are under no obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the Transactions as a result of any agreement of the Company or any Subsidiary.

2.25 FDA Compliance. Each of the representations and warranties set forth in this Section 2.25 is subject in all respects to the qualifications and disclosures set forth on Schedule 2.25.

(a) As to each product that has been distributed and/or marketed by or on behalf of the Company or any Subsidiary in the United States, the Company and the Subsidiaries, where required, have obtained all material regulatory and other approvals prerequisite to the commercial sale, promotion or marketing, and each such product (i) is not a “device” within the meaning of the Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (the “FDCA”), (ii) is exempt from the requirements to submit a 510(k) premarket notification and is exempt from the requirements to submit an application for premarket approval or (iii) is covered by a clearance letter or other written order issued by the Food and Drug Administration pursuant to the 510(k) process.

(b) There are no, and since January 1, 2010 there have been no, material proceedings by any Governmental Authority pending or otherwise threatened in writing seeking the recall, repair, replacement, refund of the purchase price, correction, removal, withdrawal, suspension, seizure or discontinuance of any product against the Company or any Subsidiary.

(c) Since January 1, 2010, neither the Company nor any Subsidiary has received any written notice that the Food and Drug Administration, Department of Justice, nor has any other Governmental Authority (i) requested in writing that the Company or any Subsidiary recall, repair, replace, or refund the purchase price of any product, (ii) commenced, or threatened in writing to initiate, any action or enforcement proceeding to require the recall, repair, replacement or refund of the purchase price of any product or (iii) commenced, or threatened in writing to initiate, any action to enjoin distribution of any Medical Device.

(d) Since January 1, 2010, neither the Company nor any Subsidiary has received any FDA Form 483, notice of adverse finding, “warning letter,” “untitled letter” or similar written correspondence or notice from the FDA or other Governmental Authority (i) alleging or asserting material noncompliance with any applicable Laws or Permits or (ii) contesting the investigational device exemption, premarket clearance, approval, marketing, uses, labeling or promotion of any products.

(e) Neither the Company nor any Subsidiary has made any change to any product that would require a further 510(k) submission.

(f) As to each product that has been distributed and/or marketed by or on behalf of the Company or any Subsidiary in the United States and that is a “device” within the meaning of the FDCA, the Company and each Subsidiary is in material compliance with the applicable regulations governing the registration of facilities, listing of products, retention of records, mandatory reports, labeling, good manufacturing practices and quality systems.

(g) Since January 1, 2010, no foreign Government Authority has refused entry of any product on the basis of material noncompliance with applicable legislative or regulatory requirements.

(h) As to each product that has been distributed and/or marketed by or on behalf of the Company or any Subsidiary outside of the United States, the Company and the Subsidiaries are in material compliance with the applicable registration, listing, approval, labeling, good manufacturing practice, quality control, record-keeping, and reporting laws, regulations and other legal requirements.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES CONCERNING SELLER

Seller represents and warrants that each of the statements contained in this Article III is true and correct. Except for the representations and warranties expressly set forth in this Article III, Seller makes no other representation or warranty (either express or implied).

3.1 Title. Seller owns the Purchased Securities set forth on Schedule 2.5, free and clear of any and all Liens. Upon the consummation of the Transactions, Parent or GSI UK, as the case may be, will acquire valid title to the Purchased Securities, free and clear of all Liens.

3.2 Organization, Power and Standing. Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. DOME is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Holdings has full limited liability company to own, lease and operate its respective properties and to carry on its respective business as now conducted. DOME has full corporate power to own, lease and operate its properties and to carry on its business as now conducted. The copies of the organizational documents of Seller that have been made available to Parent are complete and correct copies thereof.

3.3 Due Authorization. Holdings has full limited liability company power and authority and has taken all required limited liability company action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents applicable to it contemplated hereby. DOME has full corporate power and authority and has taken all required corporate action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents applicable to it contemplated hereby.

3.4 No Conflict; Required Consents and Approvals. Seller’s execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a default under (a) its organizational documents, (b) any material contract binding upon Seller or (c) any Legal Requirement, except in the case of clauses (b) and (c) for such violations, conflicts or defaults that would not have a material adverse effect on Seller’s ability to sell the Purchased Securities to the Buyer Group pursuant to the terms of this Agreement. Except as set forth on Schedule 3.4, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or third party is required on the part of Seller for or in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions by Seller.

3.5 Validity and Enforceability. This Agreement is, and each of the other agreements, instruments and documents contemplated hereby will be when executed and delivered by Seller, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

3.6 Assets. Seller has no material assets other than the Purchased Securities.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES CONCERNING

THE BUYER GROUP

Parent and GSI UK, jointly and severally, represent and warrant to the Company and Seller that each of the statements contained in this Article IV is true and correct. Except for the representations and warranties expressly set forth in this Article IV, Parent and GSI UK make no other representation or warranty (either express or implied).

4.1 Organization, Power and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of New Brunswick, Canada. GSI UK is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom. Each of Parent and GSI UK has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is now conducted.

4.2 Due Authorization. Each of Parent and GSI UK has full corporate power and authority and has taken all required corporate action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents applicable to Parent and/or GSI UK.

4.3 No Conflict; Required Consents and Approvals. None of Parent’s or GSI UK’s execution, delivery and performance of this Agreement will result in any violation of, be in conflict with or constitute a default under (a) its organizational documents, (b) any material contract binding upon Parent or GSI UK, as applicable or (c) any Legal Requirement, except in the case of clauses (b) and (c) for such violations, conflicts or defaults that would not adversely affect Parent’s or GSI UK’s ability to purchase the Purchased Securities from Seller pursuant to the terms of this Agreement. No consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or third party is required on the part of either Parent or GSI UK for or in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions by Parent or GSI UK.

4.4 Validity and Enforceability. This Agreement is, and each of the other agreements, instruments and documents contemplated hereby will be when executed and delivered by Parent and GSI UK, the valid and binding obligation of Parent and GSI UK, enforceable against such party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

4.5 Financial Ability. Each of Parent and GSI UK has the financial capability to consummate the Transactions and each of Parent and GSI UK understands that the Buyer

Group’s obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining financing or (b) the availability of any financing to Parent, GSI UK or any of their respective Affiliates.

4.6 No Other Agreements. Except for the agreements expressly contemplated hereby, none of Parent, GSI UK or any of their respective Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company or any Subsidiary in respect of the Transactions.

4.7 Independent Investigation; No Other Representations or Warranties of Seller or the Company. Each of Parent and GSI UK agrees that none of the Company, Seller or any of their respective Affiliates, members, managers, employees or advisors have made and shall not be deemed to have made, nor has Parent, GSI UK or any of their respective Affiliates relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, the Subsidiaries, their business or the Transactions, other than those representations, warranties, covenants and agreements of Seller explicitly set forth in this Agreement. Without limiting the generality of the foregoing, each of Parent and GSI UK agrees that no representation or warranty, express or implied, is made with respect to any financial projections or budgets. Each of Parent and GSI UK further covenants, acknowledges and agrees that it (a) has made its own investigation into, and based thereon has formed an independent judgment concerning, the Company, the Subsidiaries and their business and (b) has been given adequate access to such information about the Company, the Subsidiaries and their business as Parent and GSI UK has reasonably requested.

ARTICLE V.

COVENANTS

5.1 Tax Matters.

(a) Consistent Tax Reporting.

(i) The Final Purchase Price shall be apportioned among the Purchased Securities in the following manner: (A) the Base Purchase Price will be apportioned to the membership interests in NDSsi held by Seller, and to the stock of KK in accordance with the definition of the term “Base Purchase Price” and (B) the difference, if any, between Closing Working Capital and the Closing Working Capital Target, as finally determined, shall be apportioned to the membership interests in NDSsi held by Holdings.

(ii) The parties agree that the purchase by Parent of the membership interests in NDSsi pursuant to this Agreement is properly characterized, in accordance with Revenue Ruling 99-6, Situation 2, as the purchase by Parent of assets of NDSsi and the sale by Holdings and DOME of their partnership interests in NDSsi, and accordingly the taxable year of NDSsi will close for U.S. federal income Tax purposes at the end of the day on the Closing Date. NDSsi shall not engage in any transaction on the Closing Date outside of the ordinary course of business other than the Transactions. The parties intend that the Sale Bonuses payable to current or former employees, independent contractors, officers and consultants of NDSsi and the Seller’s Expenses and any deductions attributable to the Indebtedness payable pursuant to Section 1.3 are properly allocable to the taxable year ending on the Closing Date. The Final Purchase Price, to the extent allocable to the membership interests in NDSsi, plus the book value of the liabilities of NDSsi for Tax purposes other than liabilities that are paid in connection with the Transactions, shall be allocated among the assets of NDSsi for Tax purposes in a manner consistent with the allocations set forth on Schedule 5.1. It is agreed by the parties that such allocation was arrived at by arm’s length negotiation and in the judgment of the parties properly reflects the fair market value of such assets.

(iii) The parties agree that the purchase by GSI UK of the stock of KK shall be treated as a sale of corporate stock for U.S. federal income tax purposes. No election under Section 338 of the Code (relating to stock purchases treated as asset acquisitions) shall be made with respect to the purchase of any Subsidiary or KK pursuant to this Agreement.

(iv) Seller, the Company and the Buyer Group shall (A) treat and report the Transactions in all respects consistently with the provisions of this Section 5.1(a) for purposes of any federal, state, local or foreign Tax and (B) not take any actions or positions inconsistent with the obligations of the parties set forth herein.

(b) Tax Periods Ending on or Before the Closing Date. Holdings shall prepare or cause to be prepared and file or cause to be filed, at Seller’s expense, all Federal and state income Tax Returns of the Company for any Pre-Closing Tax Period that have not been filed prior to the Closing Date. The Company shall prepare or cause to be prepared and file or cause to be filed, at the Company’s expense, all other Tax Returns of the Company and the Subsidiaries, respectively, for any Pre-Closing Tax Period that have not been filed prior to the Closing Date. The Company shall permit Holdings to review each such Tax Return described in the prior sentence at least thirty (30) days prior to filing. Holdings shall provide any written comments to the Buyer Group or the Company not later than ten (10) days after receiving such Tax Return and, if Holdings does not provide any written comments within ten (10) days, Holdings shall be deemed to have accepted such Tax Return. The parties shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the parties are unable to resolve any such dispute at least ten (10) days before the due date for any such Tax Return, the dispute shall be referred to the Independent Accounting Firm for resolution in accordance with the procedures set forth in Section 1.6. If the Independent Accounting Firm is unable to resolve any such dispute prior to the due date for any such Tax Return, such Tax Return shall be filed as prepared by the Company subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Accounting Firm. Each of NDSsi and KK shall not, and the Buyer Group shall not permit NDSsi, KK or any Subsidiary to, amend or modify any Tax Return of for any Pre-Closing Tax Period or extend the statute of limitations period in respect of any such Tax Return without the prior written consent of Holdings, which consent shall not be unreasonably conditioned, withheld or delayed. All Tax Returns to be prepared pursuant to this Section 5.1(b) and Section 5.1(c) shall be prepared in a manner consistent with the past practice of NDSsi, KK or such Subsidiary, respectively, except as otherwise required by law, except that the Tax Returns to be filed by NDSsi, KK and the Subsidiaries shall (i) carry back all operating losses, Tax attributes and Tax credits realized in a Pre-Closing Tax Period prior to being carried forward to the extent permitted by applicable law and to the extent such carrying back could reduce the Taxes payable for such Pre-Closing Tax Periods and (ii) request refunds of all overpaid Tax amounts rather than applying such overpayments to a subsequent taxable period.

(c) Tax Periods That Include But Do Not End on the Closing Date.

(i) The Company shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company or any Subsidiary, respectively, for taxable periods that include but do not end on the Closing Date. The Company shall permit Holdings to review each such Tax Return described in the prior sentence at least thirty (30) days prior to filing. Holdings shall provide any written comments to the Buyer Group or the Company not later than ten (10) days after receiving such Tax Return and, if Holdings does not provide any written comments within ten (10) days, Holdings shall be deemed to have accepted such Tax Return. The parties shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the parties are unable to resolve any such dispute at least ten (10) days before the due date for any such Tax Return, the dispute shall be referred to the Independent Accounting Firm for resolution in accordance with the procedures set forth in Section 1.6. If the Independent Accounting Firm is unable to resolve any such dispute prior to the due date for any such Tax Return, such Tax Return shall be filed as prepared by the Buyer Group and the Company subject to amendment, if necessary, to reflect the resolution of the dispute by the Independent Accounting Firm.

(ii) For purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Company or any Subsidiary that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that ends on the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.1(c). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes or withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.

(d) Cooperation on Tax Matters.

(i) The Buyer Group, the Company and Seller shall cooperate fully, to the extent reasonably requested by another, in connection with the filing of Tax Returns pursuant to Sections 5.1(b) and (c) or otherwise, and any audit, examination, litigation, or other proceeding with respect to Taxes (a “Contest”). Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return filing or Contest and making employees available during normal business hours on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) Other than resulting from any Tax attribute generated by Buyer Group’s operation of the Company after the Closing Date, all Tax refunds and overpayments relating to Taxable periods or any portion thereof ending on the Closing Date, whether received in cash or applied to a subsequent Taxable period, shall be solely for the benefit of Holdings, and the Buyer Group shall cause the same to be paid promptly to Holdings net of any increased Taxes, or reasonable costs, resulting from obtaining such Tax refunds or overpayments. Any such payment to Holdings shall be treated as an adjustment to the Purchase Price unless otherwise required by law.

(e) Control of Audits. To the extent that a Contest after the Closing Date relates to federal or state income Taxes of the Company for Pre-Closing Tax Periods, Holdings shall control the conduct of such Contest, at its own expense, but the Buyer Group shall have the right to participate in such Contest at its own expense, and Holdings shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Buyer Group or its direct or indirect subsidiaries for any taxable period (or portion thereof) after the Closing without the written consent of the Buyer Group, which shall not be unreasonably withheld, delayed or conditioned. To the extent that a Contest after the Closing Date relates solely to Pre-Closing Tax Periods of the Company or any Subsidiary, Holdings shall control the conduct of such Contest at its own expense, but the Buyer Group shall have the right to participate in such Contest at its own expense, and Holdings shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of the Buyer Group or its direct or indirect subsidiaries for any taxable period (or portion thereof) after the Closing without the written consent of the Buyer Group, which shall not be unreasonably withheld, delayed or conditioned. If the Seller would be required to indemnify the Buyer Group pursuant to Section 6.2 of this Agreement with respect to any Contest for which Holdings does not control the defense, then Holdings shall have the right to participate in such Contest at its own expense, and the Buyer Group shall not settle, compromise and/or concede any portion of such Contest that could affect the Tax liability of Seller pursuant to Section 6.2 without the written consent of Holdings, which shall not be unreasonably withheld, delayed or conditioned. In the event of any conflict between the provisions of this Section 5.1(e) and the provisions of Section 6.4, the provisions of this Section 5.1(e) shall control.

(f) Transfer Taxes. All transfer, documentary, sales, use, real property gains, stamp and registration Taxes incurred in connection with the transfer of the Purchased Securities pursuant to this Agreement shall be paid one half by Seller and one half by Parent when due, and the Company will file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable law, Parent and Holdings will join in the execution of any such Tax Returns and other documentation.

5.2 Releases.

(a) Effective as of the Closing, Seller, on behalf of itself and its successors and assigns (collectively, the “Seller Related Persons”) hereby absolutely, unconditionally and irrevocably releases and discharges fully, finally and forever, the Company and the Subsidiaries and their successors and assigns (the “Company Released Parties”) from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character arising as a result of any event or condition, or action or inaction of the Company Released Parties, from the beginning of time until the Closing, whether known or unknown, absolute or contingent, both at Law and in equity, that Seller Related Persons ever had, now has, or ever may have, against any Company Released Party, including in any Seller Related Person’s capacity as a direct or indirect equityholder of the Company or the Subsidiaries prior to the Closing and pursuant to any contract between any Seller Related Person and a Company Released Party (as to each Seller Related Person, such Seller Related Person’s “Seller Related Person Claims”); provided, however, that such Seller Related Person Claims shall not include any claims arising as a result of or pursuant to this Agreement.

(b) Neither Seller nor any of its Affiliates has filed, and will not file or permit to be filed, any action against any Company Released Party with any Governmental Authority or otherwise based on events occurring on or prior to the Closing Date in relation to any matter released or purported to be released hereunder. Neither Seller nor any of its affiliates has assigned, and will not assign, any Seller Related Person Claim and has not authorized, and will not authorize any other Person to assert any Seller Related Person Claim on its or their behalf.

(c) Seller expressly acknowledges that the release provided under this Section 5.2 is intended to include in its effect all claims within the scope of this release that Seller does not know or suspect to exist in its favor at the time of execution hereof, and that this release contemplates the extinguishment of any such claim or claims.

(d) With respect to any and all Seller Related Person Claims, Seller expressly waives, and the other Seller Related Persons shall be deemed to have expressly waived, any and all provisions, rights and benefits conferred by Cal. Civ. Code § 1542 or any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Seller acknowledges that the inclusion of such unknown Seller Related Person Claims in this Agreement was separately bargained for and was a key element of this Agreement. Seller acknowledges, and the other Seller Related Persons shall be deemed to have acknowledged, that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all Seller Related Person Claims herein released and agree that all such unknown Seller Related Person Claims are nonetheless released and that this Agreement shall be and remain effective in all respects even if such different or additional facts are subsequently discovered.

(e) The release provided under this Section 5.2 shall extend to and be binding upon Seller and other Seller Related Persons, and shall inure to the benefit of all of the Buyer Released Parties.

(f) Effective as of the Closing, Parent, on behalf of the Company and its Subsidiaries (collectively, the “Company Related Persons”) hereby absolutely, unconditionally and irrevocably releases and discharges fully, finally and forever, the Seller Related Persons from any and all claims, demands, rights, causes of action, proceedings, orders, remedies, obligations, damages and liabilities of whatsoever kind or character, known or unknown, arising from any intercompany liabilities of Seller owed to the Company or the Subsidiaries (the “Company Related Person Claims”). The provisions of Sections 5.2(b)–(e) are incorporated by reference into this Section 5.2(f) except that all references therein to “Seller” and “Seller Related Persons” shall be replaced with “Parent” and “Company Related Persons” and all references therein to “Seller Related Person Claims” shall be replaced with “Company Related Person Claims.”

5.3 Books and Records.

(a) After the Closing, if reasonably requested by Seller in connection with any purpose relating to Seller’s ownership of the Company or any of the Subsidiaries prior to the Closing including, without limitation, the preparation of Tax Returns, the Buyer Group, the Company and the Subsidiaries shall permit Seller and its accountants, lawyers and representatives access, upon reasonable notice and during normal business hours, to (i) the books and records and other information of the Company or any of the Subsidiaries and shall be allowed to make copies of such books and records and (ii) key management employees of the Buyer Group, the Company and the Subsidiaries. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the Transactions, the covenants contained in this Section 5.3 shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

(b) After Closing, if reasonably requested by Parent in connection with the preparation of Tax Returns and the financial audit of the Company and the Subsidiaries for the fiscal year ending December 31, 2012, Seller shall permit Parent, the Company and their respective accountants, lawyers and representatives access, upon reasonable notice and during normal business hours, to the extent any exist, (i) to the books and records of Seller and shall be allowed to make copies of such books and records and (ii) key management employees of Seller. The rights of Parent under this Agreement shall not be prejudiced by the failure of Seller to comply with this Section.

5.4 Buyer Benefit Plans.

(a) To the maximum extent permitted by law, for the purposes of vesting and eligibility service under any of the employee benefit and compensation plans, programs, policies and arrangements of the Buyer Group (collectively, the “Buyer Plans”) that cover employees of the Company or any Subsidiary (the “Company Employees”) after the Closing, the Buyer Group shall give (or cause to be given) to each employee full credit for past service with the Company and/or the Subsidiaries as of and through the Closing Date under the plans, programs, policies and arrangements of the Company and the Subsidiaries in effect on the date of this Agreement (collectively, the “Company Plans”). In addition, to the maximum extent permitted by law and the Buyer Plans, (i) the Buyer Group shall take commercially reasonable efforts to cause the Buyer Plans to waive any applicable waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations under any of the Buyer Plans that cover the Company Employees during the plan year in which the Closing occurs, but only to the extent waived under the Company Plans; and (ii) if Company Employees are covered by the Buyer Plans during the plan year in which the Closing occurs, each Company Employee shall be given credit for amounts paid under a corresponding Company Plan during the same plan year, to the extent the plan years are the same, for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer Plans.

(b) No provision in this Section 5.4, whether express or implied, shall (i) create any third-party beneficiary or other rights in any employee or former employee of the Company or any Subsidiary (including any beneficiary or dependent thereof), any other participant in any Benefit Plan or any other Person; (ii) create any rights to continued employment with the Company or any of its Subsidiaries or Affiliates; or (iii) constitute or be deemed to constitute an amendment to any Benefit Plan or any employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by the Buyer, the Company or any of their Affiliates.

5.5 Nonsolicitation. For a period of three (3) years from the Closing Date, Seller shall not directly or indirectly solicit or hire for employment any employee employed by the Company or the Subsidiaries, without the prior written consent of Parent; provided, however, that the foregoing shall not prohibit (a) solicitations through general advertising or the employment of any persons who respond to such solicitations; (b) solicitations initiated by an executive search firm not directed to solicit employees of the Company or the Subsidiaries or the employment of any persons who respond to such solicitations; and (c) the solicitation or employment of persons whose employment with the Company or the Subsidiaries terminated prior to the commencement of employment discussions with Seller.

5.6 Parent Guaranty. Parent hereby absolutely, irrevocably and unconditionally guarantees the payment and performance by GSI UK of each and all of its obligations arising under, or in connection with, this Agreement and the Transactions. This guaranty is one of payment or performance, and a separate action or actions may be brought and prosecuted against Parent to enforce this guaranty, irrespective of whether any action is brought against GSI UK or whether GSI UK is joined in any such action or actions. To the fullest extent permitted by law, Parent hereby expressly and irrevocably waives (a) all defenses which may be available by virtue of any Legal Requirement now or hereafter in effect (including any and all rights or defenses arising by reason of any Legal Requirement which would otherwise require any election of remedies by a party seeking to enforce the guaranty given herein), (b) promptness, diligence, notice of the acceptance, presentment, demand for payment, notice of non-performance, default, dishonor and protest, or notice of any kind, and (c) all suretyship defenses generally. Parent acknowledges that it will receive substantial direct and indirect benefits from the consummation of the Transactions and that the foregoing waivers are knowingly made in contemplation of such benefits.

ARTICLE VI.

SURVIVAL; INDEMNIFICATION

6.1 Survival. The representations and warranties contained in this Agreement and in any certificate delivered at the Closing pursuant to this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing; provided, however, that the representations and warranties contained in Sections 2.1 (Organization, Power and Standing), 2.2 (Subsidiaries), 2.5 (Capitalization) and 2.24 (Brokers) and in Article III (Representations and Warranties Concerning Seller) and Article IV (Representations and Warranties Concerning the Buyer Group) (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations period (the survival period for a representation or warranty is sometimes referred to herein as its “Expiration Date”). No claim for breach of any representation or warranty may be brought after its applicable Expiration Date, except for claims (a) of which Holdings has been notified in writing with reasonable specificity by Parent prior to such date or (b) of which Parent has been notified in writing with reasonable specificity by Holdings prior to such date. The covenants and agreements contained in this Agreement to be performed after the Closing shall survive in accordance with their respective terms. No claim for indemnification under Section 6.2(a)(iii) (to the extent related to Taxes) may be brought after the eighteen (18) month anniversary of the Closing.

6.2 Indemnification of the Buyer Group.

(a) Subject to the other terms of this Article VI, from and after the Closing, Seller shall indemnify and hold the Buyer Group and its Affiliates (the “Buyer Indemnified Parties”) harmless from all Losses incurred by the Buyer Group and its Affiliates that arise or result from (as determined by an order of a court of competent jurisdiction or by written agreement of Holdings and Parent) (i) any breach of any of the representations or warranties contained in Article II or Article III or contained in any certificate delivered at the Closing by the Company or Seller pursuant to this Agreement, provided, however, that except with respect to the representations and warranties set forth in Sections 2.6 and 2.7 (last sentence), for the purpose of determining the amount of any Losses, each representation and warranty under which indemnification is sought under this Article VI shall be read without regard to, and as if such representation or warranty did not contain all “material”, “materiality”, or “Company Material Adverse Effect” qualifications that may be contained therein, (ii) any breach by Seller of any covenant contained herein or (iii) the Specified Liabilities.

(b) The Buyer Indemnified Parties’ right to indemnification under Section 6.2(a) shall be subject to the following limitations and conditions:

(i) Other than with respect to the Fundamental Representations, no claim under Section 6.2(a)(i) and/or Section 6.2(a)(iii) (to the extent any claim under Section 6.2(a)(iii) relates to the non-payment of Taxes) shall be made unless and until the cumulative amount of Losses incurred by the Buyer Indemnified Parties under Section 6.2(a)(i) exceeds $825,000, in which event the Buyer Indemnified Parties will be entitled to recover the amount of all such Losses in excess of such amount.

(ii) The sole and exclusive source of payment for a claim under Section 6.2(a)(i) and/or Section 6.2(a)(iii) (to the extent any claim under Section 6.2(a)(iii) relates to the non-payment of Taxes) shall be limited to the amount remaining in the Escrow Fund from time to time, and no Buyer Indemnified Party shall seek recourse against any other assets of Seller for any claim; provided that the limitation in this clause (ii) shall not apply to claims for breach of any Fundamental Representation.

(iii) All claims for indemnification by the Buyer Indemnified Parties shall be brought first against the Escrow Fund until it is exhausted and only thereafter may the Buyer Indemnified Parties seek recourse against any other assets of Seller to the extent permitted by the other terms of this Agreement.

(iv) In no event will Seller’s liability under Section 6.2(a)(i) and/or 6.2(a)(iii) exceed the total payments of the Purchase Price actually received by Seller, including Closing Indebtedness, Sale Bonuses, and Seller’s Expenses.

(v) No claim for indemnification shall be made with respect to Losses to the extent (but only to the extent) there has been a corresponding reduction in the calculation of the Purchase Price for such Losses.

6.3 Indemnification of Seller. Subject to the other terms of this Article VI, from and after the Closing, the Buyer Group shall indemnify and hold Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) harmless from all Losses incurred by them that arise or result from (a) any breach of any of the representations and warranties of the Buyer Group contained in this Agreement or in any certificate delivered pursuant to this Agreement, (b) the failure of Parent or GSI UK to perform any of its covenants or agreements set forth herein, or (c) the failure of the Company or any Subsidiary to perform any covenant or agreement set forth herein that by its terms is to be performed after the Closing.

6.4 Procedure for Indemnification.

(a) Any party entitled to make a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof (if known), and the basis therefor. The indemnifying party will be relieved of its indemnification obligations hereunder only to the extent that it is prejudiced by the indemnified party’s failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the expiration of the 30-day response period.

(b) If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying party shall have the right upon notice to the indemnified party to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified party; provided that the indemnified party may also participate in any proceeding with counsel of its choice at its expense. In such event, the indemnifying party shall have the right to settle or resolve any such claim by a third party; provided that any such settlement or resolution shall not be concluded without the prior written approval of Parent, in the event the indemnified party is a Buyer Indemnified Party, or Seller, in the event the indemnified party is a Seller Indemnified Party, unless such approval is unreasonably withheld, delayed or conditioned.

(c) The party claiming indemnification shall cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control. Without limiting the generality of the foregoing, the Buyer Group will, and will cause employees of the Company and the Subsidiaries to, cooperate fully with Seller in connection with any matter for which Seller is the indemnifying party. Such cooperation shall include, without limitation, (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) Seller and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (iii) providing to Seller and/or its counsel all information under the control of the Company or any of the Subsidiaries that is deemed necessary by Seller and/or its counsel for the defense or prosecution of such matter.

6.5 Determination of Losses. In determining the amount of any Losses for which a Buyer Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third party recoveries actually received by the Buyer Indemnified Parties, the Company or any Subsidiary in respect of such Losses and the amount of any Tax Benefit related thereto. As used herein, “Tax Benefit” shall mean any actual reduction of cash Taxes paid by Parent, GSI UK, the Company or any of their respective Subsidiaries or Affiliates as a result of a Loss in the taxable year in which such Loss occurred or in the next taxable year, assuming for purposes of such calculation that any deduction, loss or other tax attribute generated by such Loss is the last such deduction, loss or other tax attribute on any Tax Return. If an indemnification payment is received by a Buyer Indemnified Party, and any Buyer Indemnified Party, the Company or any Subsidiary later receives insurance proceeds, other third party recoveries or Tax Benefits in respect of the related Losses, the Buyer Group shall promptly pay to Seller a sum equal to the lesser of (a) the actual amount of such insurance proceeds, other third party recoveries and Tax Benefits or (b) the actual amount of the indemnification payment previously paid by Seller with respect to such Losses. All parties shall use commercially reasonably efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder.

6.6 Subrogation. If (a) Seller authorizes or makes any indemnification payment hereunder, and (b) Parent, the Buyer, the Company or any Subsidiary has or may have a claim against any insurance policy in respect of the related Losses, Seller shall be subrogated to the rights and claims of Parent, the Buyer, the Company and such Subsidiary, as the case may be, against such insurance policies. Seller shall not, however, have the right to collect aggregate payments from such insurance policies in excess of the actual amount of the indemnification payment previously paid by Seller with respect to such Losses. Parent, the Buyer and the Company will, and will cause the Subsidiaries to, execute and deliver to Seller such documents and take such other actions as may reasonably be requested in order to give effect to this Section.

6.7 Remedies Exclusive. The remedies provided in this Article VI shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Seller Indemnified Parties and their heirs, successors and assigns after the Closing with respect to this Agreement and the Transactions including, without limitation, any breach or non-performance of any representation, warranty, covenant or agreement contained herein. No Buyer Indemnified Party or Seller Indemnified Party shall bring any claim with respect to this Agreement or the Transactions, whether in contract, tort or otherwise, except to bring a claim for (i) intentional fraud against the party that committed such intentional fraud, (ii) indemnification against Seller in accordance with Section 6.2 or (iii) indemnification against the Buyer Group in accordance with Section 6.3; provided, however, that any party may seek equitable relief, including the remedies of specific performance and injunction, with respect to the breach of any covenant or agreement to be performed after the Closing. The provisions of this Article VI constitute an integral part of the consideration given to Seller pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Purchase Price payable to Seller pursuant to this Agreement.

6.8 Treatment of Indemnity Payments. To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all purposes, and the parties agree to file their Tax Returns consistently with such characterization.

ARTICLE VII.

MISCELLANEOUS

7.1 Notices. Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, as of the date received; (b) if delivered by certified mail, return receipt requested, three (3) business days after being mailed; (c) if delivered by a nationally recognized overnight delivery service, two (2) business days after being sent to such delivery service; or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

(i)	If to Seller, to:

NDSSI Holdings, LLC

c/o Riverside Partners

One Exeter Plaza

Boston, MA 02116

Attention: Ian Blasco

Facsimile: (617) 351-2801

E-mail: iblasco@riversidepartners.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: T.J. Murphy

Facsimile: (617) 248-4000

E-mail: tmurphy@choate.com

(ii)	If to Parent, GSI UK or the Company, to:

GSI Group, Inc.

125 Middlesex Turnpike

Bedford, Massachusetts 01730

Attention: John Fox

Facsimile: (781) 266-5114

E-mail: John.Fox@gsig.com

with a copy (which shall not constitute notice), to:

Tucker Ellis LLP

925 Euclid Avenue, Suite 1150

Cleveland, Ohio 44115

Attention: Christopher J. Hewitt

Facsimile: (216) 729-5009

E-mail: christopher.hewitt@tuckerellis.com

7.2 No Waiver. No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

7.3 Amendments and Waivers. The provisions of this Agreement may be modified, amended or waived at any time only by a writing signed by (a) the Buyer Group, (b) the Company and (c) Holdings.

7.4 Choice of Law; Forum; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. Any proceeding arising out of or relating to this Agreement may be brought in the federal or state courts located in Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.5 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, Seller and the Buyer Group shall be entitled to seek specific performance of the agreements and obligations of the parties hereunder and to such other injunctive or other equitable relief as my be granted by a court of competent jurisdiction.

7.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the Buyer Group, the Company and Holdings; provided, however, that Parent and GSI UK may collaterally assign its rights under this Agreement to its lenders.

7.7 Integration; Schedules. This Agreement, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to this transaction and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby. Information set forth on any Schedule hereto shall be deemed to qualify each Section of this Agreement to which such information is applicable (regardless of whether or not such Section is qualified by reference to a Schedule), so long as application to such Section is reasonably discernible from the reading of such disclosure. No information set forth on any Schedule hereto shall be deemed to broaden in any way the scope of the Company’s representations and warranties. The inclusion of an item on any Schedule hereto is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Schedule hereto is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, copies of which have been made available to Parent and the Buyer. No disclosure in any Schedule hereto relating to any possible breach or violation of any agreement, Authorization or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

7.8 Counterparts. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

7.9 Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

7.10 No Third Party Beneficiaries. The Persons listed in Section 4.7 of this Agreement are intended third party beneficiaries of the Buyer Group’s representations and warranties in such Section. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any third party any right, remedy or claim under or in respect of this Agreement or any provision hereof.

7.11 Publicity. No party shall issue a press release or make any other public announcement concerning the Transactions without the prior written consent of Holdings and the Buyer Group, except to the extent required by law, in which case the Buyer Group and Holdings shall have a reasonable opportunity to review and comment prior to disclosure; provided, however, that the foregoing shall not limit Parent’s ability to discuss the Transactions during any earnings or other investor calls held by Parent.

7.12 Construction of Agreement.

(a) Severability. If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

(b) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c) Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d) Currency. Unless otherwise specified herein, any references to “dollars,” “$” or other dollar amounts in this Agreement shall mean the lawful currency of the United States.

(e) Business Days. Any reference to a “business day” is a reference to any day except Saturday, Sunday, any statutory holiday in the State of New York or any other day on which the principal chartered banks in New York City are closed for business.

(f) Calculation of Days. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next business day.

(g) Knowledge. Any reference to “to the knowledge of the Company,” “to the Company’s knowledge,” or any other similar phrase shall mean all information that is actually known or, in the exercise of reasonable diligence , should be known by Dr. Fred B. Parks, John J. Millerick, Steven J. Olechny or Jens Ruppert.

(h) Pronouns. All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

(i) Legal Requirements and Documents. Unless otherwise specified, (i) any references herein to any Legal Requirement shall be construed as a reference thereto as amended, restated and supplemented from time to time, and (ii) any reference to this Agreement or any other document is a reference to this Agreement or such other document as amended, restated and supplemented from time to time and includes all schedules and exhibits thereto.

(j) References to this Agreement. The words “hereof,” “herein,” “hereto,” “hereunder,” “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(k) Including. Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation.”

7.13 Waiver of Conflicts. Buyer (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (a) Seller and/or any of its Affiliates or members shall have the right to retain Choate, Hall & Stewart LLP (the “Designated Firm”) to represent their interests in any dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby (a “Dispute”); (b) the Buyer (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of Seller or any Affiliate or member by the Designated Firm in any Dispute; (c) all communications between Seller, the Company, or any of their respective Affiliates, directors, managers, officers, employees or representatives, on the one hand, and the Designated Firm, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or otherwise relating to any potential sale of the Company (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications; (d) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by Seller; and (e) to the extent the Buyer or any of its Affiliates (including the Company) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Seller, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.

7.14 Defined Terms.

(a) As used herein, the following terms shall have the following meanings:

“Affiliate” of a specified Person means any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Base Purchase Price” means $82,500,000, of which (a) $81,957,150 is attributable to the membership interests in NDSsi held by Holdings, (b) $1,000 is attributable to the membership interests in NDSsi held by DOME and (c) $541,850 is attributable to the capital stock of KK.

“Closing Indebtedness” means, as of the opening of business on the Closing Date and without duplication of amounts: (a) all outstanding indebtedness of the Company and the Subsidiaries for borrowed money; (b) all outstanding indebtedness of the Company and the Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (c) all outstanding indebtedness of the Company and the Subsidiaries, determined in accordance with GAAP, under capital leases; (d) all outstanding indebtedness of the Company and the Subsidiaries for any deferred portion of the purchase price for property (excluding accounts payable and other current liabilities incurred in the ordinary course of business); (e) all outstanding indebtedness of the Company and the Subsidiaries in respect of drawn letters of credit; (f) all outstanding indebtedness of the Company and the Subsidiaries in respect of any guaranty of indebtedness of another Person of the type described in clauses (a)–(e); and (g) all interest and penalties (including any pre-payment penalties) relating to any indebtedness described in clauses (a)–(f). In no event will the Closing Indebtedness include any (i) liability included within the definition of Closing Working Capital, (ii) indebtedness arranged by Parent or any of its Affiliates or (iii) any intercompany indebtedness among the Company and/or any of the Subsidiaries.

“Closing Working Capital” means, as of the opening of business on the Closing Date and without duplication of amounts, (a) all accounts receivable, inventory, prepaid expenses and other current assets of the Company and the Subsidiaries, minus (b) all accounts payable, accrued liabilities and customer deposits, and other current liabilities of the Company and the Subsidiaries, minus (c) fifty percent (50%) of current and long-term deferred revenue (with the other fifty percent (50%) being disregarded in the calculation of Closing Working Capital) plus (if positive) or minus (if negative) (d) the Net Cash Adjustment; provided, however, that the calculation of Closing Working Capital shall exclude (i) all Closing Indebtedness and all Seller’s Expenses, in each case, to the extent paid prior to or at Closing, (ii) all fees and expenses incurred by or for the account of Parent or any of its Affiliates, (iii) all deferred tax assets and deferred tax liabilities, (iv) all contingent or uncertain Tax or other liabilities and (v) the effects of purchase accounting arising from the Transactions. The Closing Working Capital shall be determined on a consolidated basis in accordance with GAAP, using the same accounting methods, practices, policies and principles (including classification and estimation methodologies) used by the Company to prepare its most recent unaudited financial statements referenced in Section 2.6.

“Closing Working Capital Target” is $17,400,000.

“Company Material Adverse Effect” shall mean a material adverse effect on the assets, business, properties or financial condition of the Company and the Subsidiaries, taken as a whole; provided that none of the following shall be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (a) any change in any Legal Requirement or GAAP, but only to the extent that such change does not have a disproportionately adverse effect on the Company and the Subsidiaries as compared to other businesses in the same industry; (b) any change resulting from conditions affecting any of the industries in which the Company or any Subsidiary operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack, but only to the extent that such change does not have a disproportionately adverse effect on the Company and the Subsidiaries as compared to other businesses in the same industry); (c) any change resulting from the announcement or pendency of the Transactions or attributable to the fact that Parent or any of its Affiliates are the prospective owners of the Company or to Parent’s future plans for the business of the Company or any Subsidiary; (d) any event, condition or other matter expressly set forth on a Schedule to this Agreement; (e) any change resulting from any action or inaction taken by the Company or any Subsidiary required by this Agreement; or (f) the failure of the Company or any Subsidiary to achieve any financial projections or budget.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (ii) which together with the Company is treated as a single employer under Section 414(t) of the Code.

“Escrow Agent” means Key Bank National Association.

“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit A, by and among the Escrow Agent, Parent and Holdings and to be entered into at Closing.

“Escrow Fund” means an amount equal to $7,012,500, which amount will be deposited at the Closing with the Escrow Agent pursuant to the Escrow Agreement, less amounts disbursed therefrom from time to time in accordance with this Agreement and the Escrow Agreement.

“Estimated Purchase Price” means the Purchase Price, determined using the estimate of Closing Working Capital, identifying the components thereof, as set forth in the certificate attached hereto as Exhibit B (the “Estimated Purchase Price Certificate”).

“Final Purchase Price” means the Purchase Price, as finally determined after the Closing pursuant to Section 1.6.

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Authority” means any: (i) foreign, federal, state or local government, court, tribunal, administrative agency or department; (ii) other governmental, government-appointed or regulatory authority; or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Intellectual Property” means all intellectual property, including any and all patents and patent applications; trademarks, service marks, trade names, trade dress and Internet domain names and uniform resource locators, and the goodwill associated with any of the foregoing; inventions (whether patentable or not), industrial designs, discoveries, improvements, ideas, designs, models, formulae, patterns, compilations, data collections, drawings, blueprints, mask works, devices, methods, techniques, processes, know how, proprietary information, customer lists, software, technical information and trade secrets; copyrights, copyrightable works, and rights in databases and data collections; moral and economic rights of authors and inventors; other intellectual or industrial property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature to any of the foregoing or having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing, including any renewals, extensions, continuations (in whole or in part), divisionals, re-examinations or reissues or equivalent or counterpart thereof; and all documentation and embodiments of the foregoing.

“Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees and orders and all governmental rules and regulations applicable to such Person.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation or otherwise materially and adversely affects the right, title or interest of any property.

“Losses” means any and all actual damages, fines, fees, penalties, deficiencies, liabilities, losses (including loss of value), demands, judgments, settlements, actions, obligations and the costs and expenses associated therewith (including the reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings), provided, however, that “Losses” shall exclude punitive and exemplary damages except to the extent payable to a third party.

“Net Cash Adjustment” means the amount equal to (i) the total consolidated cash and cash equivalents of the Company and its Subsidiaries on the Closing Date minus (ii) the total Sale Bonuses to be paid at Closing pursuant to Section 1.3(b) and minus (iii) outstanding checks or other forms of payment not yet cleared through the bank accounts of Company or any of its Subsidiaries as of Closing. The Net

Cash Adjustment may be a positive or negative amount. If the Net Cash Adjustment is a positive amount, it will be treated as a current asset for purposes of the calculation of the Closing Working Capital. If the Net Cash Adjustment is a negative amount, it will be treated as a current liability for purposes of the calculation of the Closing Working Capital.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, liens or restrictions that do not materially impair the current use of the Company’s or any Subsidiary’s assets; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) purchase money Liens incurred in the ordinary course of business; (e) any Liens created as a result of any act taken by or through Parent or any of its Affiliates; or (f) Liens securing any Closing Indebtedness, which Liens shall be terminated and released on or prior to the Closing Date.

“Person” means any natural person, corporation, limited liability company, partnership, trust, Governmental Authority or other entity.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Purchase Price” means the Base Purchase Price plus the amount, if any, by which Closing Working Capital is more than the Closing Working Capital Target, or minus the amount, if any, by which Closing Working Capital is less than the Closing Working Capital Target.

“Sale Bonuses” means all bonuses or other payments (regardless of form) paid or payable to any employees, independent contractors, officers or consultants of the Company or any Subsidiary as a result of the Closing of the Transactions and based on contracts or agreements in effect as of the Closing Date. Sale Bonuses shall not include payments paid or payable after the Closing Date based upon any action of the Company or any Subsidiary after the Closing Date, including, for example, the termination of any such person post-Closing. Sale Bonuses shall not include payments due under any agreements entered into with Parent or any of its Affiliates.

“Seller’s Expenses” means all unpaid fees and expenses of attorneys, accountants, investment bankers and other advisors of the Company and the Subsidiaries relating to the Transactions including, without limitation, the unpaid fees and expenses of Choate, Hall & Stewart LLP and Piper Jaffrey & Co. as well as any and all accrued but unpaid fees and expenses owed to Riverside Partners, LLC pursuant to the Management Services Agreement dated December 7, 2005, as amended. In no event, however, will any fees and expenses incurred by or for the account of Parent, GSI UK or any of their respective Affiliates, or any fees or expenses incurred by the Company or any of the Subsidiaries after the Closing, be considered Seller’s Expenses.

“Specified Liabilities” means (i) all Closing Indebtedness; (ii) all Sale Bonuses (other than any Sale Bonuses payable pursuant to Section 1.3(b)); (iii) Seller’s

Expenses, in each case for clauses (i), (ii) and (iii) to the extent not paid prior to or in connection with the Closing; and (iv) and the nonpayment of (A) Taxes of the Company and any Subsidiary for any Pre-Closing Tax Period and any Pre-Closing Straddle Period determined in accordance with Section 5.1(c)(ii); (B) Taxes of any member of an affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; or (C) Taxes of any Person (other than the Company or such Subsidiary) imposed on the Company or such Subsidiary as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, in each case, to the extent that such Taxes exceed the amount used in calculating Closing Working Capital.

(b) The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated below:

Term:	Section or Place Where Defined:

Agreement	Preamble
Authorizations	Section 2.15
Benefit Plan(s)	Section 2.19(a)
Buyer Group	Preamble
Buyer Indemnified Parties	Section 6.2(a)
Buyer Plans	Section 5.4
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.16(a)
Company	Introduction
Company Employees	Section 5.4
Company Intellectual Property	Section 2.11(d)
Company Plans	Section 5.4
Company Related Person Claims	Section 5.2(f)
Company Related Persons	Section 5.2(f)
Company Released Parties	Section 5.2(a)
Company Technology	Section 2.11(m)
Contest	Section 5.1(d)(i)
Designated Firm	Section 7.13
Dispute	Section 7.13
Disputed Items	Section 1.6(b)
Disputed Items Notice	Section 1.6(b)
DOME	Preamble
Environment	Section 2.20(a)(i)
Environmental Claim	Section 2.20(a)(ii)
Environmental Laws	Section 2.20(a)(iii)
ERISA	Section 2.19(a)

Term:	Section or Place Where Defined:

Expiration Date	Section 6.1
FDCA	Section 2.25(a)
Foreign Plan	Section 2.19(n)
Fundamental Representations	Section 6.1
GSI UK	Preamble
Hazardous Substances	Section 2.20(a)(iv)
Holdings	Preamble
Independent Accounting Firm	Section 1.6(c)
IP Licenses	Section 2.8(o)
IRS	Section 2.19(b)
KK	Introduction
Lease	Section 2.9(b)
Legal Proceeding	Section 2.17
Material Contracts	Section 2.8
Material Customers	Section 2.13
Material Vendors	Section 2.13
NDSsi	Introduction
Organizational Documents	Section 2.1
Parent	Preamble
Payment Spreadsheet	Section 1.3(c)(iv)
Plan	Section 2.19(a)
Pre-Closing Straddle Period	Section 5.1(c)(ii)
Post-Closing Straddle Period	Section 5.1(c)(ii)
Privilege Period	Section 5.1(c)(ii)
Protected Seller Communications	Section 7.13
Purchase Price Certificate	Section 1.6(a)
Purchased Securities	Section 1.1
Registered Intellectual Property	Section 2.11(a)
Seller	Preamble
Seller Fund	Section 1.3(a)(iv)
Seller Indemnified Parties	Section 6.3
Seller Related Persons	Section 5.2(a)
Seller Related Person Claims	Section 5.2(a)
Straddle Period	Section 5.1(c)(ii)
Subsidiary(ies)	Section 2.2
Tax Benefit	Section 6.5
Tax Returns	Section 2.16(a)
Tax(es)	Section 2.16(a)
Transactions	Section 1.1
WARN	Section 2.18(a)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

BUYER GROUP:

GSI GROUP, INC.

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Chief Financial Officer

GSI GROUP LIMITED UK

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Director

SELLER:

NDSSI HOLDINGS, LLC

By:	/s/ Fred B. Parks
Name:	Dr. Fred B. Parks
Title:	Chief Executive Officer

NDS SURGICAL IMAGING, INC.

By:	/s/ Fred B. Parks
Name:	Dr. Fred B. Parks
Title:	Chief Executive Officer